SUPPLIER AGREEMENT

This Supplier Agreement is entered into as of April 7, 2006 ("Effective Date") by and between Professional Hospital Supply, Inc., whose principal place of business is 41980 Winchester Road, Temecula, CA 92590 ("PHS") and Surgicount Medical ________, whose principal place of business is 27555 Ynez Rd Suite 330 Temecula, CA ("Supplier").

Now, therefore, PHS and Supplier agree as follows:

1. **Term:** The term of this agreement shall be for a period of three (3) years from the above Effective Date unless terminated by either party with sixty (60) days written notice.

2. **Representations and Warranties:** Supplier hereby represents and warrants to PHS that:
   (a) Supplier will convey to PHS good title to the Products, free and clear of all security interests, liens or other encumbrances of any kind or character; (which are listed on attached exhibit A)
   (b) Supplier or it's agents has manufactured, packaged and is selling the Products to PHS in compliance with all applicable federal, state, and local laws, rules and regulations, and shall not violate any trademark, trade dress, trade name, trade secret, patent, or copyright. None of the Products when disposed of will constitute "hazardous waste" under the regulations promulgated by the Environmental Protection Agency under Subpart C of the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act of 1976, as amended, or if any of the Products when disposed of will constitute "hazardous waste" under these regulations, Supplier has notified PHS as to the identity of such Products;
   (c) The Products will be free from defects in design, materials and workmanship and will conform to Supplier's specifications;
   (d) The Supplier shall warrant the Products for a period of one hundred eighty (180) days from the date such Products are delivered to the end user of such Products or for such longer warranty period as Supplier customarily makes available to distributors of the Products; and
   (e) The Products shall not be adulterated, misbranded, or otherwise in violation of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. Seq., as amended, including related regulations.

3. **PHS' Duties:** PHS will make reasonable efforts to promote Supplier's products and to meet all demand for Supplier's products by end-user customers. In addition, PHS will make available to Supplier key personnel responsible for the promotion and purchasing of the products including members of sales management.

4. **Acquisition Cost**: Supplier agrees to sell its products to PHS at the most favorable costs available to any supplier. In an effort to minimize the administration costs of this agreement, Supplier can change the in to stock cost ("Acquisition Cost") of its products once a year and only with a minimum 90 days prior notice to PHS. Any acquisition cost change that is permitted under this paragraph will be effective on the first day of the month following the end of the notice period. All cost change notifications should be mailed to PHS' principal place of business. Not withstanding anything in the proceeding paragraph to the contrary supplier and PHS agrees as follows:

(a) Supplier is responsible for notifying PHS of any cost discrepancies in PHS' system within 60 days of receipt of purchase order from PHS. Any requests for reimbursements of short payments resulting from such cost discrepancies will only be considered if notice has been received within 60 days of the date of receipt of such purchase order to which a cost discrepancy is subject.

(b) In the event that there is a contracted cost that is lower related to specific end users ("Rebate Cost"), Supplier shall make changes to such Rebate Cost only with 45 days written notice delivered to PHS' principal place of business. Any such price changes will be effective no earlier than on the first day of the month following the end of the notification period.

6. **Indemnification and Insurance:** By agreeing to the terms of this Supplier Agreement and shipping product under this Agreement, Supplier also agrees to defend, indemnify and hold PHS, its employees and any subsidiary corporations of PHS harmless against any and all claims, liens, losses, damages and liabilities whatsoever (and costs and expenses connected therewith, including reasonable attorney fees) arising as a result of any act, error or omission of Supplier and/or any of Supplier's employees or agents which result in bodily injury, death, or property damage. Supplier hereby agrees to indemnifies PHS, its employees and any subsidiary corporations of PHS for the consequences of any act, error or omission of PHS, its subsidiary corporations and the agents, servants and employees of PHS and/or its subsidiary corporations unless such act error or omission arising under or in connection with the agreement or services to be provided here under constitutes gross negligence or intentional misconduct.

Supplier further agrees to maintain primary and noncontributing Products Liability Insurance of not less than $2,000,000 Combined Single Limit (Bodily Injury or Property Damage) including PHS and its subsidiary corporations as an Additional Insured, including Broad Form Vendors Endorsement and further agrees that such insurance shall not be cancelled unless 30 days prior written notice of such cancellation shall have been provided to PHS. It is further agreed that Supplier shall, without further request from PHS, promptly furnish satisfactory evidence of such insurance to PHS.

7. **Freight**: Standard freight terms for all product shipped by Supplier to PHS shall be pre-paid, FOB destination. Supplier shall offer PHS the most favorable freight terms offered to any other distributor of Supplier's products. Risk of loss and title to the products will pass to PHS upon acceptance of delivery by PHS at PHS' destination. In the event product is

shipped freight collect, all freight charges incurred by PHS will be added to the cost of the product and passed along to the end-user.

8. **Payment Terms:** Supplier shall make available prompt payment terms 1% 20 days, net 30 days.

9. **Administrative Fee**: Supplier shall pay to PHS an administrative fee for sales tracing reports. The fee shall be 3% of Acquisition Cost if the report must be sent in paper form or 2% if the report can be sent EDI. This fee shall be payable quarterly within 30 days after the end of each quarter.

10. **Rebate Processing**: Rebates must be processed with Supplier when Supplier has established an end-user cost lower than the Acquisition Cost to PHS. PHS will provide rebate reports ("Rebate Report") to Supplier on a regular basis. These reports will list end-users to whom PHS made sales of Supplier's products, the quantity sold and calculate the total amount of the rebate due to PHS based on those sales. Supplier is responsible for notifying PHS of any discrepancies it may find in the Rebate Report within 90 days of the date of the Rebate Report. After review of any notifications of discrepancies, PHS may resubmit the rebates with additional documentation to support the validity of the rebates. Supplier has 90 days to reply to the resubmitted rebates. Notice of discrepancies on original or resubmitted rebates received after 90 days will not be honored or processed by PHS. The purpose of this paragraph is to eliminate the administrative burden on PHS, and Supplier, of Supplier choosing to delay review of rebates for several years and then looking to PHS to justify rebates taken years earlier.

    Supplier must also notify PHS of instances where PHS has underreported, or not reported at all, rebates on sales to eligible end-users.

11. **Termination**: Either party hereto may terminate this Agreement, as follows:
    (a) For cause, upon ten (10) days written notice to the other party, in the event that the other party: (i) shall fail to perform any of the obligations in this Agreement (unless such failure is caused by a material act or omission by the other party delete) and such failure shall continue for a period of thirty (30) days after written notice thereof; or (ii) shall become insolvent, file a voluntary petition under any law relating to bankruptcy or insolvency, or shall become unable to pay its debts when due;
    (b) Without cause, by giving the other party ninety (60) days advance written notice thereof;
    (c) Following the termination of this Agreement by either party, with or without cause, PHS shall have the right to sell any remaining inventory of the Products or, at Supplier's option, Supplier may within thirty (30) days from the date of termination, repurchase, at PHS's original acquisition cost, PHS's remaining inventory of Products ("Remaining Inventory"). If Supplier does not repurchase the Remaining Inventory as provided above, then PHS shall remain an authorized distributor of Supplier's Products until all of the Remaining Inventory is sold by PHS and Supplier shall support PHS's efforts to sell the Remaining Inventory.

12. Miscellaneous:

(a) The relationship between the parties hereto shall be that of independent contracting parties. Under no circumstances will either party hereto act or attempt to act, or represent itself, directly or indirectly, as an agent of the other party hereto except as contemplated herein;

(b) This Agreement and the transactions provided for herein are to be governed by and construed in accordance with the laws of the State of California;

(c) This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No subsequently delivered invoice, purchase order, acknowledgment, confirmation, standard terms and conditions or similar document, whether submitted in writing, electronically, or via fax, containing terms inconsistent herewith shall be effective to amend or modify this Agreement unless such document expressly states the intention to do so and is signed by both parties hereto;

(d) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be assigned in whole or in part by either party hereto, (except to a partial subsidiary or successive entity) except with the written consent of the other party, which consent may not be unreasonably withheld; and

(e) All notices, requests, demands and other communications called for or contemplated herein shall be made in writing and shall be deemed to have been duly given when personally delivered, when sent by certified mail return receipt requested addressed to the address shown on the first page of this Agreement, or such other address as the party may designate in writing, or when transmitted to the other party by facsimile.

In witness whereof the parties hereto have duly executed this Agreement as of the date set forth above:

"PHS"	"Supplier"
Professional Hospital Supply, Inc.	Surgi Coast Medical
By: [signature]	By: [signature]
Title: V.P., Marketing	Title: President
Date: 4-7-06	Date: 4-7-06